News Release

FOR IMMEDIATE RELEASE	July 1, 2010

Rowan Announces Intent to Purchase Skeie Drilling

HOUSTON, TEXAS – Rowan Companies, Inc. (“Rowan” or the “Company”) (NYSE: RDC) announced today that it has entered into a Share Purchase Agreement (the “Agreement”) with Skeie Technology AS, Skeie Tech Invest AS and Wideluck Enterprises Limited and has obtained irrevocable commitments from Skeie Holding AS and Trafalgar AS (collectively, the “Sellers”) enabling Rowan to purchase each share of common stock held by the Sellers in Skeie Drilling & Production ASA (“SKDP”).  The Agreement is subject to satisfactory due diligence and approval by Rowan’s Board of Directors, both of which must occur by July 19, 2010 or the Agreement will terminate.

The Sellers collectively own 1,037,006,792 ordinary shares of SKDP, or 48.8% of the total ordinary shares outstanding.  Separately, Rowan had previously acquired approximately 1.5% of SKDP’s outstanding ordinary shares.

Under the terms of the Agreement and irrevocable commitments from the Sellers, Rowan will issue 0.00574 shares of its common stock for each ordinary share of SKDP held by the Sellers (or 5,741.67 Rowan shares per one million SKDP shares), for a total of approximately 5,954,151 Rowan shares.  This exchange ratio was agreed to based on an SKDP equity valuation of approximately 1 Norwegian Kroner (NOK) per share.  Upon completion of the transaction, Rowan will own 50.3% of SKDP’s outstanding ordinary shares and will tender for the remaining SKDP ordinary shares on the same terms. Shares of SKDP currently trade on the over the counter list maintained by the Norwegian Securities Dealers Association.

SKDP is a Norwegian entity that owns and manages the construction of three high-spec jack-up rigs, designated “N-class”, designed and being built by Keppel FELS Ltd. in Singapore.  The expected deliveries of the rigs are September 2010, December 2010 and June 2011, although SKDP is negotiating an option to delay each rig by up to six months in exchange for a higher final payment.

SKDP has a total of $530 million of first and second lien debt outstanding, secured by the rigs.  Rowan expects the three rigs will require an additional $420 million for completion, which the Company currently anticipates funding from existing cash and operating cash flows.  Based on Rowan’s closing stock price on June 30, 2010, and assuming the Company obtains 100% of the SKDP shares, the total purchase consideration would be approximately $1.2 billion, or $410 million per rig, substantially below the estimated replacement cost of an N-class rig.

Matt Ralls, President and Chief Executive Officer, commented, “We are excited about this opportunity to acquire three high-spec jack-ups at a significant discount to current replacement cost.  The N-class has been designed and will be equipped for demanding drilling requirements in harsh environments, including the Norwegian market which has a history of very high utilization and day rates compared to most jack-up markets.  Also, the Keppel organization has a proven record as one of the world’s most capable rig builders and, with the N-class design, has created a jack-up with not only some of the highest specifications in the industry but also capable of simultaneous production operations.

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“Rowan’s financial condition affords us this opportunity to expand the earnings power of the Company through manageable levels of assumed debt and construction commitments.  This transaction is consistent with our stated objective of growing our offshore drilling business though the addition of high- spec equipment, and enables further global geographic and customer diversification of our drilling operations.  Upon closing, Rowan will own ten of the top twelve and 14 of the top 22 jack-ups in the global fleet today or under construction, based upon ODS-Petrodata rankings.

“We are also pleased to welcome Bjarne Skeie as a significant shareholder of Rowan.  He has built an impressive organization at SKDP that should enable Rowan to advance our entry into the Norwegian drilling market.  Combined with Rowan’s distinguished operational record throughout the world, we expect these rigs to compete very favorably in every major jack-up market.  Our recent three-year contract award for newbuild EXL-II is indicative of the strong demand for high-spec equipment and supports our confidence in our ability to secure attractive commitments for the N-class rigs.”

Pareto Securities AS is acting as financial advisor to Rowan.

The Rowan securities offered will not be or have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company will host a conference call and webcast at 10:00 a.m. U.S. Central Daylight Time today to discuss the acquisition opportunity.  Interested parties are invited to listen to the conference call by telephone by dialing (877) 269-7756 within the U.S. or outside the U.S. (201) 689-7817.  Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan’s website at www.rowancompanies.com.  You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary software.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services.  The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries.  The Company’s stock is traded on the New York Stock Exchange.  Common Stock trading symbol: RDC.  For more information on Rowan, please visit www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company.  Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations.  Other relevant factors have been disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:
Suzanne M. McLeod
Director of Investor Relations
(713) 960-7517
smcleod@rowancompanies.com